Exhibit 14.1

Ten-League International Holdings Limited

Code of Ethics and Business Conduct

1. Introduction.

1.1 The Board of Directors (the “Board”) of Ten-League International Holdings Limited (the “Company”) has adopted this Code of Ethics and Business Conduct (the “Code”) in order to:

(a) promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

(b) promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;

(c) promote compliance with applicable governmental laws, rules and regulations;

(d) promote the protection of Company assets, including corporate opportunities and confidential information;

(e) promote fair dealing practices;

(f) deter wrongdoing; and

(g) ensure accountability for adherence to the Code.

1.2 All directors, officers and employees are required to be familiar with the Code, comply with its provisions and report any suspected violations as described below in Section 11, Reporting and Enforcement.

2. Honest and Ethical Conduct.

2.1 The Company’s policy is to promote high standards of integrity by conducting its affairs honestly and ethically.

2.2 Each director, officer and employee must act with integrity and observe the highest ethical standards of business conduct in his or her dealings with the Company’s customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job.

3. Conflicts of Interest.

3.1 A conflict of interest occurs when an individual’s private interest (or the interest of a member of his or her family) interferes, or even appears to interfere, with the interests of the Company as a whole. A conflict of interest can arise when an employee, officer or director (or a member of his or her family) takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also arise when an employee, officer or director (or a member of his or her family) receives improper personal benefits as a result of his or her position in the Company. The following activities all generally constitute a conflict of interest:

(a)	Corporate opportunities as described in in Section 8.

(b)	Loans by the Company to, or guarantees by the Company of obligations of, employees or their family members are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances. Loans by the Company to, or guarantees by the Company of obligations of, any director or executive officer or their family members are expressly prohibited.

(c)	A director, officer or employee engaging in any outside activity that materially detracts from or interferes with the performance by a director, officer or employee of his or her services to the Company.

(d)	A director, officer or employee serving as a director, representative, employee, partner, consultant or agent of, or providing services to, a company that is a supplier, customer or competitor of the Company.

(e)	A director, officer or employee having any personal interest, whether directly or indirectly, in a transaction involving the Company.

(f)	A director, officer or employee owning, directly or indirectly, a material amount of stock in, being a creditor of, or having another financial interest in a supplier, customer or competitor.

3.2 Whether or not a conflict of interest exists or will exist can be unclear. Conflicts of interest should be avoided unless specifically authorized as described in Section 3.3.

3.3 Persons other than directors and executive officers who have questions about a potential conflict of interest or who become aware of an actual or potential conflict should discuss the matter with, and seek a determination and prior authorization or approval from, their supervisor or the Chief Financial Officer. A supervisor may not authorize or approve conflict of interest matters or make determinations as to whether a problematic conflict of interest exists without first providing the Chief Financial Officer with a written description of the activity and seeking the Chief Financial Officer’s written approval. If the supervisor is himself involved in the potential or actual conflict, the matter should instead be discussed directly with the Chief Financial Officer.

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Directors and executive officers must seek determinations and prior authorizations or approvals of potential conflicts of interest exclusively from the Audit Committee.

4. Foreign Corrupt Practices Act

4.1 General Policy. The Company requires all of its employees, directors, agents, contractors and consultants to comply fully with the Foreign Corrupt Practices Act, as amended, (“FCPA”), and with any other applicable laws or regulations prohibiting bribery. All employees, directors, agents, contractors and consultants, are responsible for FCPA compliance and the procedures to ensure FCPA compliance. All managers and supervisory personnel are expected to monitor continued compliance with the FCPA to ensure compliance with moral, ethical and professional standards.

4.2 Anti-bribery Provisions. The anti-bribery provisions of the FCPA criminalize any offer, payment, promise to pay, or authorization to pay any money, gift, or anything of value to any foreign official (a broadly defined term that includes even employees of state-owned or controlled businesses), or any foreign political party, candidate or official, for the purpose of: influencing any act or failure to act, in the official capacity of that foreign official or party; or inducing the foreign official or party to use influence to affect a decision of a foreign government or agency, in order to obtain or retain business for anyone, or direct business to anyone, or to obtain any improper advantage.

For this reason, Company policy requires careful attention to all dealings with foreign government entities and agents and contractors that do business with them. You must adhere carefully to the Company’s policies concerning the FCPA, gifts and entertainment, and donations in connection with all government business, and consult with our General Counsel before giving or offering anything of value to any party connected with a foreign government. You must also conduct adequate due diligence and receive approvals from business department, head of legal department, financial department and audit and supervision department, or equivalent department or position as designated by the Company from time to time, (the “Approving Departments”) before engaging any agents, consultants, or outside contractors. In addition, no contract or agreement may be made with any business in which a government official or employee holds a significant interest, without the prior approval of our Approving Departments.

(a) Gifts and Entertainment. Under no circumstances may anyone acting on behalf of the Company accept any offer, payment, promise to pay, or authorization to pay any money, gifts, or anything of value from customers, vendors, consultants, etc. that could be perceived as, or is intended to, directly or indirectly, influence any business decision, any act or failure to act, any commission of fraud, or opportunity for the commission of any fraud. Similarly, Company employees may not offer or make any such payments or gifts. Inexpensive gifts, infrequent business meals, celebratory events and entertainment may be permitted, provided that they are not excessive, do not create an appearance of impropriety and are properly documented. Questions regarding whether a particular payment or gift violates this policy and requests for approval must be directed to our Approving Departments. (See Company’s separate Anti-Bribery Compliance Policy for more detailed information)

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4.3 Books and Records. The FCPA also requires accurate books and records. FCPA compliance therefore includes adherence to the Company’s policy on record retention and maintaining books and records. In connection with this policy, you must record all payments accurately and completely.

4.4 Anti-Bribery Compliance Policy. For more details of the Company’s policy on FCPA and other applicable anti-bribery laws, you should review the Company’s separate Anti-Bribery Compliance Policy (the “Policy”). You should make sure that you are familiar with the Policy. You should read the Policy carefully, paying particular attention to the specific policies and the potential criminal and civil liability and/or disciplinary action for FCPA violations. All questions regarding the Company’s Anti-Bribery Policy should be directed to the Legal Department or equivalent department as designated by the Company from time to time.

5. Compliance.

5.1 Employees, officers and directors should comply, both in letter and spirit, with all applicable laws, rules and regulations in the cities, states and countries in which the Company operates.

5.2 Although not all employees, officers and directors are expected to know the details of all applicable laws, rules and regulations, it is important to know enough to determine when to seek advice from appropriate personnel. Questions about compliance should be addressed to the Legal Department.

5.3 No director, officer or employee may purchase or sell any Company securities while in possession of material nonpublic information regarding the Company, nor may any director, officer or employee purchase or sell another company’s securities while in possession of material nonpublic information regarding that company. It is against Company policies and illegal for any director, officer or employee to use material nonpublic information regarding the Company or any other company to:

(a) obtain profit for himself or herself; or

(b) directly or indirectly “tip” others who might make an investment decision on the basis of that information.

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5.4 United States federal and state law prohibits the use of “material inside information” when trading in or recommending Company securities. In accordance with applicable United States federal and state law, no director, officer or employee may engage in transactions in Company stock (whether for his or her own account, for the Company’s account or otherwise) while in possession of material inside information (“Insider Trading”) relating to the Company. Furthermore, no director, officer or employee who is in possession of material inside information may communicate such information to third parties who may use such information in the decision to purchase or sell Company stock (“Tipping”). These restrictions also apply to securities of other companies if a director, officer or employee learns of material inside information in the course of his or her duties for the Company. In addition to violating Company policy, Insider Trading and Tipping are illegal. What constitutes “material inside information” is a complex legal question, but is generally considered to be information not available to the general public, which a reasonable investor contemplating a purchase of Company stock would be substantially likely to take into account in making his or her investment decision. Such information includes information relating to a share split and other actions relating to capital structure, major management changes, contemplated acquisitions or divestitures, and information concerning earnings or other financial information. Such information continues to be “inside” information until it is disclosed to the general public. Any person who is in possession of material inside information is deemed to be an “insider.” This would include directors, officers, employees (management and non-management), as well as spouses, friends or brokers who may have acquired such information directly or indirectly from an insider “tip.” Substantial penalties may be assessed against people who trade while in possession of material inside information and can also be imposed upon companies and so called controlling persons such as officers and directors, who fail to take appropriate steps to prevent or detect insider trading violations by their employees or subordinates. To avoid severe consequences, directors, officers and employees should review this policy before trading in securities and consult with the head of Legal Department if any doubts exist as to what constitutes “material inside information.”

6. Disclosure.

6.1 The Company’s periodic reports and other documents filed with the SEC, including all financial statements and other financial information, must comply with applicable federal securities laws and SEC rules.

6.2 Each director, officer and employee who contributes in any way to the preparation or verification of the Company’s financial statements and other financial information must ensure that the Company’s books, records and accounts are accurately maintained. Each director, officer and employee must cooperate fully with the Company’s accounting and internal audit departments, as well as the Company’s independent public accountants and counsel.

6.3 Each director, officer and employee who is involved in the Company’s disclosure process must:

(a) be familiar with and comply with the Company’s disclosure controls and procedures and its internal control over financial reporting; and

(b) take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business condition of the Company provide full, fair, accurate, timely and understandable disclosure.

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7. Protection and Proper Use of Company Assets.

7.1 All directors, officers and employees should protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability and are prohibited.

7.2 All Company assets should be used only for legitimate business purposes. Any suspected incident of fraud or theft should be reported for investigation immediately.

7.3 The obligation to protect Company assets includes the Company’s proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business and marketing plans, engineering and manufacturing ideas, designs, databases, records and any nonpublic financial data or reports. Unauthorized use or distribution of this information is prohibited and could also be illegal and result in civil or criminal penalties.

8. Corporate Opportunities. All directors, officers and employees owe a duty to the Company to advance its interests when the opportunity arises. Directors, officers and employees are prohibited from taking for themselves personally (or for the benefit of friends or family members) opportunities that are discovered through the use of Company assets, property, information or position. Directors, officers and employees may not use Company assets, property, information or position for personal gain (including gain of friends or family members). In addition, no director, officer or employee may compete with the Company.

9. Confidentiality. Directors, officers and employees should maintain the confidentiality of information entrusted to them by the Company or by its customers, suppliers or partners, except when disclosure is expressly authorized or is required or permitted by law. Confidential information includes all nonpublic information (regardless of its source) that might be of use to the Company’s competitors or harmful to the Company or its customers, suppliers or partners if disclosed.

10. Fair Dealing. Each director, officer and employee must deal fairly with the Company’s customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job. No director, officer or employee may take unfair advantage of anyone through manipulation, concealment, abuse or privileged information, misrepresentation of facts or any other unfair dealing practice.

11. Reporting and Enforcement.

11.1 Reporting and Investigation of Violations.

(a) Actions prohibited by this Code involving directors or executive officers must be reported to the Audit Committee.

(b) Actions prohibited by this Code involving anyone other than a director or executive officer must be reported to the reporting person’s supervisor or the Chief Financial Officer.

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(c) After receiving a report of an alleged prohibited action, the Audit Committee, the relevant supervisor or the Chief Financial Officer must promptly take all appropriate actions necessary to investigate.

(d) All directors, officers and employees are expected to cooperate in any internal investigation of misconduct.

11.2 Enforcement.

(a) The Company must ensure prompt and consistent action against violations of this Code.

(b) If, after investigating a report of an alleged prohibited action by a director or executive officer, the Audit Committee determines that a violation of this Code has occurred, the Audit Committee will report such determination to the Board.

(c) If, after investigating a report of an alleged prohibited action by any other person, the relevant supervisor or the Chief Financial Officer determines that a violation of this Code has occurred, the supervisor or the Chief Financial Officer will report such determination to the Board.

(d) Upon receipt of a determination that there has been a violation of this Code, the Board will take such preventative or disciplinary action as it deems appropriate, including, but not limited to, reassignment, demotion, dismissal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.

11.3 Waivers.

(a) The Board may, in its discretion, waive any violation of this Code in advance.

(b) Any waiver for a director or an executive officer shall be disclosed as required by SEC and Nasdaq rules.

11.4 Prohibition on Retaliation.

The Company does not tolerate acts of retaliation against any director, officer or employee who makes a good faith report of known or suspected acts of misconduct or other violations of this Code.

12. Code Does Not Constitute an Employment Contract.

The Code does not in any way constitute an employment contract or an assurance of continued employment. It is for the sole and exclusive benefit of the Company and may not be used or relied upon by any other party. The Company may modify or repeal the provisions of the Code or adopt a new Code at any time it deems appropriate, with or without notice to its directors, officers and employees.

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